EXHIBIT 8

                         SUPPLEMENT TO CUSTODIAN AGREEMENT

     THIS SUPPLEMENT TO THE CUSTODIAN AGREEMENT is made as of February 1, 1994 (this "Supplement") by and between MINERVA FUND, INC., a Maryland corporation (the "Company"), and LTCB TRUST COMPANY, a New York corporation ("LTCB").

                             W I T N E S S E T H :

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company and LTCB have entered into a custodian agreement dated as of September 28, 1993 (the "Custodian Agreement"); and

     WHEREAS, the Company has requested and LTCB has agreed to supplement the Custodian Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein which are defined in the Custodian Agreement, as supplemented hereby, are used herein as therein defined.

     2. APPOINTMENT OF FOREIGN SUB-CUSTODIANS. The Company hereby authorizes and instructs LTCB to employ as sub-custodians for the Company's securities and other assets maintained outside the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians"). Upon receipt by LTCB of Written Instructions satisfactory to it, LTCB and the Company may agree to amend Schedule A hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as sub-custodian. By Written Instructions, the Company may instruct LTCB to cease the employment of any one or more of such sub-custodians for maintaining custody of the Company's assets, in which case the Company will, in consultation with LTCB, provide Written Instructions as to where any assets held by such sub-custodian shall be transferred.

     3. ASSETS TO BE HELD. LTCB shall limit the securities and other assets maintained in the custody of foreign sub-custodians to: (a) "foreign securities", as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940, as amended, and (b) cash and cash equivalents in such amounts as LTCB or the Company may determine to be reasonably necessary to effect the Company's foreign securities transactions. LTCB shall identify on its books as belonging to the Company the foreign securities of the Company held by each foreign sub-custodian.

     4. FOREIGN SECURITIES DEPOSITORIES. Except as may otherwise be agreed upon in writing by LTCB and the Company, assets of the Company shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof or directly by LTCB. Where possible, such arrangements shall include entry into agreements containing the provisions set forth in Section 5 hereof.

     5. AGREEMENTS WITH FOREIGN BANKING INSTITUTIONS. Each agreement with a foreign banking institution shall provide that: (a) the Company's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agents, except a claim of payment for their safe custody or administration or for funds advanced on behalf of the Company by the foreign banking institution; (b) beneficial ownership of the Company's assets will be freely transferable without the payment of money or value other than for custody or administration or for funds advanced on behalf of the Company by the foreign banking institution; (c) adequate records will be maintained identifying the assets as belonging to the Company; (d) officers of or auditors employed by, or other representatives of LTCB, including to the extent permitted under applicable law the independent public accountants for the Company, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with LTCB; and (e) assets of the Company held by the foreign sub-custodian will be subject only to the instructions of LTCB or its agents.

     6. ACCESS OF INDEPENDENT ACCOUNTANTS OF THE COMPANY. Upon the request of the Company, LTCB will use its best efforts to arrange for the independent accountants of the Company to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with LTCB.

     7. REPORTS BY LTCB. LTCB will supply to the Company from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Company held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Company's securities and other assets and advises or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for LTCB on behalf of the Company indicating, as to securities acquired for the Company, the identity of the entity having physical possession of such securities.

     8. TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT. (a) Notwithstanding any provision of the Custodian Agreement to the contrary, settlement and payment for securities received for the account of the Company and delivery of securities maintained for the account of the Company may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

     (b) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as set forth in Section 4 of the Custodian Agreement, and the Company agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

     9. LIABILITY OF FOREIGN SUB-CUSTODIANS. Each agreement pursuant to which LTCB employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, LTCB and the Company from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institutions performance of such obligations by reason of the negligence (whether through action or inaction), fraud or willful misconduct of such institution or any of its officers or employees. At the election of the Company, it shall be entitled to be subrogated to the rights of LTCB with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Company has not been made whole for any such loss, damage, cost, expense, liability or claim.

     10. LIABILITY OF LTCB. LTCB shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in the Custodian Agreement but, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by Section 13 hereof, LTCB shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or any loss where the sub-custodian has otherwise exercised reasonable care.

     11. REIMBURSEMENT FOR ADVANCES. If LTCB advances cash or securities for any purpose including the purchase or sale of foreign exchange or of contracts for foreign exchange, or in the event that LTCB or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of the Custodian Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Company shall be security therefor and should the Company fail to repay LTCB promptly, LTCB shall be entitled to utilize available cash and to dispose of the Company's assets to the extent necessary to obtain reimbursement.

     12. MONITORING RESPONSIBILITIES. LTCB shall furnish annually to the Company any information it receives from a foreign sub-custodian concerning such foreign sub-custodian. Each agreement with a foreign sub-custodian shall provide that the foreign sub-custodian shall furnish annually information similar in kind and scope to that furnished to the Company in connection with the initial approval of each foreign custodian. In addition, LTCB will promptly inform the Company in the event that LTCB learns of (i) a material adverse change in the financial condition of a foreign subcustodian, (ii) any material loss of the assets of the Company, or (iii) in the case of any foreign sub-custodian not the subject of an exemptive order from the Securities and Exchange Commission with respect to the minimum shareholder's equity requirements under Rule 17f-5, if LTCB is notified by such foreign sub-custodian that there appears to be a substantial likelihood that its shareholder's equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholder's equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

     13. BRANCHES OF U.S. BANKS. The provisions of this Supplement shall not apply where the custody of the Company's assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the 1940 Act meeting the qualifications set forth in Section 26(a) of the 1940 Act. The appointment of any such branch as a sub-custodian shall be governed by paragraph 6(a) of the Custodian Agreement.

     14. COUNTERPARTS. This Supplement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. GOVERNING LAW. This Supplement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their officers designated below on the day and year first above written.

                                            MINERVA FUND, INC.

Attest: /s/ Michael Appleton                By: /s/ John J. Pileggi
       ---------------------                    ------------------------
       Michael Appleton                         Name: John J. Pileggi
                                                Title: President



                                            LTCB TRUST COMPANY

Attest: /s/ Barbara Berelaqua               By: /s/ Helmut Langefeld
       --------------------------               ------------------------
       Barbara Berelaqua                        Name: Helmut Langefeld
       Vice President                           Title: Executive Vice President

                                   SCHEDULE A

Royal Bank of Canada

The Canadian Depository for Securities Ltd.

                               MINERVA FUND, INC.

                               CUSTODIAN AGREEMENT

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 1. Appointment .........................................................   1

 2. Delivery of Documents ...............................................   2

 3. Definitions .........................................................   4

 4. Delivery and Registration of the Property ...........................   6

 5. Receipt and Disbursement of Money ...................................   6

 6. Receipt of Securities ...............................................   7

 7. Use of Book-Entry System ............................................   9

 8. Instructions Consistent with Articles, etc...........................  1O

 9. Transactions Not Requiring Instructions .............................  11

10. Transactions Requiring Instructions .................................  13

11. Segregated Accounts .................................................  14

12. Dividends and Distributions .........................................  16

13. Purchases of Securities .............................................  16

14. Sales of Securities .................................................  17

15. Records .............................................................  17

16. Reports .............................................................  18

17. Cooperation with Accountants ........................................  18

18. Confidentiality .....................................................  19

19. Right to Receive Advice .............................................  19

20. Compliance with Governmental Rules and Regulations ..................  20

21. Compensation ........................................................  21

22. Indemnification .....................................................  21

23. Responsibility of LTCB ..............................................  23

24. Collections .........................................................  25

25. Duration and Termination ............................................  26

                                                                           Page
                                                                           ----
26. Notices..............................................................   27

27. Further Actions .....................................................   28

28. Amendments ..........................................................   28

29. Delegation ..........................................................   28

30. Counterparts ........................................................   28

31. Miscellaneous .......................................................   29

32. Governing Law .......................................................   29

                               CUSTODIAN AGREEMENT

     THIS AGREEMENT is made as of September 28, 1993 by and between MINERVA FUND, INC., a Maryland corporation (the "Company"), and LTCB TRUST COMPANY, a New York corporation ("LTCB").

                             W I T N E S S E T H :

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to retain LTCB to serve as the Company's custodian and LTCB is willing to serve as the Company's custodian;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Company hereby appoints LTCB to act as custodian of the portfolio securities of the Company's two existing investment portfolios: the Equity Portfolio and the Fixed Income Portfolio (collectively, the "Funds"), cash and other property belonging to the Company for the period and on the terms set forth in this Agreement. In the event that the Company establishes one or more portfolios other than the Funds with respect to which the Company decides to retain LTCB to serve as custodian hereunder, the Company shall so notify LTCB in writing. If LTCB is willing to render such services, LTCB shall promptly so notify the Company in writing whereupon such portfolio shall be deemed to be a

Fund hereunder. LTCB agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

     2. DELIVERY OF DOCUMENTS. The Company has furnished LTCB with copies properly certified or authenticated of each of the following:

     (a) Resolutions of the Company's Board of Directors authorizing the appointment of LTCB as custodian of the portfolio securities, cash and other property belonging to the Company and approving this Agreement;

     (b) Appendix A identifying and containing the signatures of the Company's officers and/or other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Company;

     (c) The Company's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on June 28, 1993 and all amendments thereto (the "Articles");

     (d) The Company's By-Laws and all amendments thereto (the "By-Laws");

     (e) The Investment Management Agreement between LTCB-MAS Investment Management, Inc. ("LTCB-MAS") and the Company with respect to the Equity Portfolio and the Fixed Income . Portfolio, and (ii) the Investment Services Agreement between LTCB-MAS and Miller, Anderson & Sherrerd ("MA&S") with respect to the Equity Portfolio and the Fixed Income Portfolio (LTCB-MAS, MA&S or such other entity as may in the future provide investment advisory services to the Company being referred to herein as the "Adviser");

     (f) The Transfer Agency Agreement between Furman Selz, Incorporated (the "Transfer Agent") and the Company dated as of September 28, 1993 (the "Transfer Agency Agreement");

     (g) The Distribution Agreement between Furman Selz Incorporated ("Furman Selz") and the Company dated as of September 28, 1993 (the "Distribution Agreement");

     (h) The Fund Administration Agreement between Furman Selz and the Company dated as of September 28 , 1993 (the "Fund Administration Agreement");

     (j) The Company's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act"), and under the 1940 Act (File Nos. 33-65568 and 8117828) as filed with the SEC relating to shares of the Company's Capital Stock, $.001 par value ("Shares"), and all amendments thereto;

     (k) The Company's most recent prospectus and statement of additional information and all amendments and supplements thereto (the "Prospectus"); and

     (l) Before the Company engages in any transactions regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act; ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the

Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted the Company by the CFTC which states that the Company will not be treated as a "pool" as defined in section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Company by the CFTC which states that the CFTC will not take any enforcement action if the Company does not register as a "commodity pool operator"; and

     The Company will furnish LTCB from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3.   DEFINITIONS.

          (a) "AUTHORIZED PERSON". As used in this Agreement, the term "Authorized Person" means any of the officers of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Directors of the Company to give Oral and Written Instructions on behalf of the Company and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by LTCB from time to time.

          (b) "BOOK-ENTRY SYSTEM". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

          (c) "ORAL INSTRUCTIONS". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by LTCB from an Authorized Person or from a person reasonably believed by LTCB to be an Authorized Person. The Company agrees to deliver to LTCB, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

          (d) "PROPERTY". The term "Property", as used in this Agreement, means:

               (i) any and all securities and other property which the Company may from time to time deposit, or cause to be deposited, with LTCB or which LTCB may from time to time hold for the Company:

               (ii) all income in respect of any of such securities or other property;

               (iii) all proceeds of the sale of any of such securities or other property; and

               (iv) all proceeds of the sale of securities issued by the Company, which are received by LTCB from time to time from or on behalf of the Company.

          (e) "WRITTEN INSTRUCTIONS". As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, including buy or sell tickets and computer transmissions and received by LTCB and signed by two Authorized Persons.

     4. DELIVERY AND REGISTRATION OF THE PROPERTY. The Company will deliver or cause to be delivered to LTCB all securities and all moneys owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement. LTCB will not be responsible for such securities and such moneys until actually received by it. All securities delivered to LTCB (other than in bearer form) shall be registered in the name of the Company or in the name of a nominee of the Company or in the name of any nominee of LTCB (with or without indication of fiduciary status), or in the name of any sub-custodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to LTCB.

          5.   RECEIPT AND DISBURSEMENT OF MONEY.

          (a) LTCB shall open and maintain a separate custodial account or accounts in the name of each Fund, subject only to draft or order by LTCB acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company. LTCB shall make payments of cash to, or for the account of, the Company from such cash only (i) for the purchase of securities for the Company's portfolio as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions stating they are for the payment of interest, dividends, taxes, administration, accounting, distribution, advisory or management fees or expenses which are to be borne by the Company under the terms of this Agreement, the Investment Management Agreement, the Fund Administration Agreement, the Transfer Agency Agreement and the Distribution Agreement; (iii) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held by or to be delivered to LTCB; (iv) to a sub-custodian pursuant to Paragraph 6 hereof; (v) for the redemption of Company Shares; (vi) for payment of the amount of dividends received in respect of securities sold short; or (vii) upon receipt of Written Instructions stating they are for other proper Company purposes. No payment pursuant to (i) above shall be made unless LTCB has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.

          (b) LTCB is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of the Company.

          6.   RECEIPT OF SECURITIES.

          (a) Except as provided by Paragraph 7 hereof, LTCB shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations; all securities and non-cash property received by it for the account of the Company. All such securities and non-cash property are to be held or disposed of by LTCB for the Company pursuant to the terms of this Agreement. In the absence of Written Instructions LTCB shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments. In no case may any Director, officer, employee or agent of the Company withdraw any securities other than pursuant to this Agreement. In connection with its duties under this Paragraph 6, LTCB may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by LTCB for the account of the Company pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a LTCB subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a LTCB subsidiary or affiliate and that in either case such bank or trust company agrees with LTCB to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. LTCB shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Company harmless from the acts and omissions, under the standards of care provided for herein, of any bank or trust company that it might choose pursuant to this Paragraph 6.

          (b) Where securities are transferred to an account of the Company established pursuant to Paragraph 7 hereof, LTCB shall also by book-entry or otherwise identify as belonging to the Company the quantity of securities in a fungible bulk of securities registered in the name of LTCB (or its nominee) or shown in LTCB's account on the books of the Book Entry System. At least monthly and from time to time, LTCB shall furnish the Company with a detailed statement of the Property held for the Company under this Agreement.

          7. USE OF BOOK-ENTRY SYSTEM. The Company shall deliver to LTCB certified resolutions of the Board of Directors of the Company approving, authorizing and instructing LTCB on a continuous and on-going basis until instructed to the contrary by Oral or Written Instructions actually received by LTCB (a) to deposit in the Book-Entry System all securities belonging to the Company eligible for deposit therein and (b) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Company, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

          (a) Securities and any cash of the Company deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by LTCB in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. LTCB and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

          (b) All books and records maintained by LTCB which relate to the Company's participation in the Book-Entry system will at times during LTCB's regular business hours be open to the inspection of the Company's duly authorized employees or agents, and the Company will be furnished with all information in respect of the services rendered to it as it may require.

          (c) LTCB will provide the Company with copies of any report obtained by LTCB on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by LTCB. LTCB will also provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

          8.   INSTRUCTIONS CONSISTENT WITH ARTICLES. ETC.

          (a) Unless otherwise provided in this Agreement, LTCB shall act only upon Oral and Written Instructions. Although LTCB may know of the provisions of the Articles and By-Laws of the Company, LTCB may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Articles or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

          (b) LTCB shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by LTCB pursuant to this Agreement. The Company agrees to forward to LTCB Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by LTCB by the close of business of the same day that such Oral Instructions are given to LTCB. The Company agrees that the fact that such confirming Written Instructions are not received by LTCB shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Company by giving Oral Instructions. The Company agrees that LTCB shall incur no liability to the Company in acting upon Oral Instructions given to LTCB hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

          9. TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, LTCB is authorized to take the following actions:

             (a) COLLECTION OF INCOME AND OTHER PAYMENTS. LTCB shall:

          (i) collect and receive for the account of the Company, all income and other payments and distributions, including (without limitation) stock dividends, rights, bond coupons, option premiums and similar items, included or to be included in the Property, and promptly advise the Company of such receipt and shall credit such income, as collected, to the Company's custodian account;

          (ii) endorse and deposit for collection on the same day as received, in the name of the Company, checks, drafts, or other orders for the payment of money;

          (iii) receive and hold for the account of the Company all securities received as a distribution on the Company's portfolio securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Company HELD BY LTCB hereunder;


          (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

          (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments as described in Paragraph 24 of this Agreement.

              (b) MISCELLANEOUS TRANSACTIONS. LTCB is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

          (i) for examination by a broker selling for the account of the Company in accordance with street delivery custom;

          (ii) for the exchange of interim receipts or temporary SECURITIES FOR definitive securities; and

          (iii) for transfer of securities into the name of the Company or LTCB or nominee of either, or for exchange of -securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to LTCB.

          l0. TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral or Written Instructions and not otherwise, LTCB, directly or through the use of the Book-Entry System, shall:

              (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Company as owner of any securities may be exercised;

              (b) deliver any securities held for the Company against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

              (c) deliver any securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

              (d) make such transfers or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

              (e) release securities belonging to the Company to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to LTCB of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

              (f) release and deliver securities owned by the Company in connection with any repurchase agreement entered into on behalf of the Company, but only on receipt of payment therefor; and pay out moneys of the Company in connection with such repurchase agreements, but only upon the delivery of the securities; and

              (g) otherwise transfer, exchange or deliver securities in accordance with Oral or Written Instructions.

          11. SEGREGATED ACCOUNTS. LTCB shall upon receipt of Written or Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Company, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Company with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and Release No. 10666 or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

          LTCB may enter into separate custodial agreements with various futures commission merchants ("FCMs") that the Company uses (each an "FCM Agreement"), pursuant to which the Company's margin deposits in any transactions involving futures contracts and options on futures contracts will be held by LTCB in accounts (each an "FCM Account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Company ("FCM Contract"), SEC rules governing such segregated accounts, CFTC rules and the rules of the applicable commodities exchange. Such FCM Agreements shall only be entered into upon receipt of Written Instructions from the Company which state that (i) a customer agreement between the FCM and the Company has been entered into; and (ii) the Company is in compliance with all the rules and regulations of the CFTC. Transfers of initial margin shall be made into an FCM Account only upon Written Instructions; transfers of premium and variation margin may be made into an FCM Account pursuant to Oral Instructions. Transfers of funds from an FCM Account to the FCM for which LTCB holds such an account may only occur upon certification by the FCM to LTCB that pursuant to the FCM

Agreement and the FCM Contract, ALL CONDITIONS PRECEDENT TO ITS right to give LTCB such instruction have been satisfied.

          12. DIVIDENDS AND DISTRIBUTIONS. Upon receipt by LTCB of Written Instruction with respect to dividends and distributions declared by the Company's Board of Directors and payable to Shareholders who have elected in the proper manner to RECEIVE their distributions or dividends in cash, and in conformance with procedures mutually agreed upon by LTCB, the Company and the Company's Transfer Agent, LTCB shall pay to the Company's Transfer Agent, as agent for the Shareholders, an amount equal to the amount indicated in said Written Instructions as payable by the Company to such Shareholders for distribution in cash by the Transfer Agent to such Shareholders. In lieu of paying the Company's Transfer Agent cash dividends and distributions, LTCB may arrange for the direct payment of cash dividends and distributions to Shareholders by LTCB in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Company, LTCB and the Company's Transfer Agent

          13. PURCHASES OF SECURITIES. Promptly after each decision to purchase securities by the Adviser, the Company shall deliver to LTCB Oral or Written Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. LTCB shall upon receipt of securities purchased by or for the Company pay out of the moneys held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral or Written Instructions.

          14. SALES OF SECURITIES. Promptly after each decision to sell securities by the Adviser or exercise of an option written by the Company, the Company shall deliver to LTCB Oral or Written Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Company upon such sale, and (f) the name of the broker through whom or the person to whom the sale was made. LTCB shall deliver the securities upon receipt of the total amount payable to the Company upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions. Subject to the foregoing, LTCB may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

          15. RECORDS. The books and records pertaining to the Company which are in the possession of LTCB shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during LTCB's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by LTCB to the Company or the Company's authorized representative at the Company's expense.

          16.  REPORTS.

               (a) LTCB shall furnish the Company the following reports:

               (1) such periodic and special reports as the Company may reasonably request;

               (2) a monthly statement summarizing all transactions and entries for the account of the Company, listing the portfolio securities and stating the cash account of the Company;

               (3) the reports to be furnished to the Company pursuant to Rule 17f-4; and

               (4) such other information as may be agreed upon from time to time between the Company and LTCB.

               (b) LTCB shall transmit promptly to the Company any proxy statement, proxy materials, notice of a call or conversion or similar communications received by it as Custodian of the Property.

          17. COOPERATION WITH ACCOUNTANTS. LTCB shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Company.

          18. CONFIDENTIALITY. LTCB agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Company and its prior, present, or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Company or the Adviser as appropriate, which approval shall not be unreasonably withheld and may not be withheld where LTCB may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company or the Adviser as appropriate.

          19. RIGHT TO RECEIVE ADVICE.

             (a) ADVICE OF COMPANY. If LTCB shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Company directions or advice, including Oral or Written Instructions where appropriate.

             (b) ADVICE OF COUNSEL. If LTCB shall be in doubt as to any question of law involved in any action to be taken or omitted by LTCB, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Adviser, the Company or LTCB, at the option of LTCB).

             (c) CONFLICTING ADVICE. In case of conflict between directions, advice or Oral or Written Instructions received by LTCB pursuant to subparagraph
(a) of this paragraph
and advice received by LTCB pursuant to subparagraph (b) of this paragraph, LTCB shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

             (d) PROTECTION OF LTCB. LTCB shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which LTCB, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon LTCB any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to LTCB's properly taking or omitting to take such action. Nothing in this subsection shall excuse LTCB when an action or omission on the part of LTCB constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by LTCB of any duties or obligations under this Agreement.

           20. COMPLIANCE WITH GOVERNMENTAL RULES AND REOULATIONS. LTCB undertakes to comply with all applicable laws, rules and regulations of governmental authorities having jurisdiction including without limitation the 1940 Act and the rules and regulations thereunder.

           21. COMPENSATION. For the services provided and the expenses assumed by LTCB under this Agreement, the Company will pay to LTCB a monthly fee as agreed upon between LTCB and the Company from time to time.

           22. INDEMNIFICATION. The Company, as sole owner of the Property, agrees to indemnify and hold harmless LTCB and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including attorneys' fees and disbursements (as long as such attorney has been retained with the consent of the Company, which consent shall not be unreasonably withheld), arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which LTCB takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral or Written Instructions, provided, that neither LTCB nor any of its nominees shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of LTCB's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or responsibilities specifically described in this Agreement. In order that the indemnification provision contained in this

Paragraph 22 shall apply, it is understood that if in any case the Company may be asked to indemnify or save LTCB harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that LTCB wilL use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company. The Company shall have the option to defend LTCB against any claim which may be the subject of this indemnification and, in the event that the Company so elects, it will so notify LT CB and thereupon the Company shall take over complete defense for the claim, and LTCB shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this Paragraph 22. LTCB shall in no case confess any claim or make any compromise or settlement in any case in which the Company will be asked to indemnify LTCB, except with the Company's prior written consent.

           In the event of any advance of cash for any purpose made by LTCB resulting from Oral or Written Instructions of the Company, or in the event that LTCB or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Company shall be security therefor.

           23. RESPONSIBILITY OF LTCB. LTCB shall be under no duty to take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by LTCB in writing. In the performance of its duties hereunder, LTCB shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. LTCB shall be responsible for and shall hold the Company harmless from all loss, cost, damage and expense, including reasonable attorney fees (as long as such attorney has been retained with the consent of LTCB, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action or suit arising out of LTCB's own negligent failure to perform its duties under this Agreement. In order that the indemnification provision contained in this Paragraph 23 shall apply, it is understood that if in any case LTCB may be asked to indemnify or save the Company harmless, LTCB shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Company will use all reasonable care to identify and notify LTCB promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against LTCB. LTCB shall have the option to defend the Company against any claim which may be the subject of this indemnification and, in the event that LTCB elects, it will so notify the Company and thereupon LTCB shall take over complete defense for the claim, and the Company shall in such situation incur no further legal or other expense for which it shall seek indemnification under this paragraph 23. The Company shall in no case confess any claim or make any compromise or settlement in any case in which LTCB will be asked to indemnify the Company, except with LTCB's prior written consent.

           To the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, however, LTCB shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of LTCB or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, LTCB in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which LTCB reasonably believes to be genuine; (b) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefore (c) the legality or illegality of the sale (or exchange) of any Property or the propriety or impropriety of the amount for which such Property is sold (or exchanged); or (d) delays or errors or loss of data occurring by reason of circumstances beyond LTCB's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, nor shall LTCB be under any duty or obligation to ascertain whether any Property at any time delivered to or held by LTCB may properly be held by or for the Company. Notwithstanding the foregoing, LTCB shall use its best efforts to mitigate the effects of the events in clause (d) above, although such efforts shall not impute any liability thereto. LTCB expressly disclaims all responsibility for consequential damages, including but not limited to any that may result from performance or non-performance of any duty or obligation whether express or implied in this Agreement, and also expressly disclaims any express or implied warranty of products or services provided in connection with this Agreement.

           24. COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by LTCB) shall be at the sole risk of the Company. In any case in which LTCB does not receive any payment due the Company within a reasonable time after LTCB has made proper demands for the same, it shall so notify the Company in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Company. LTCB shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. LTCB shall also notify the

Company as soon as reasonably practicable whenever income due on securities is not collected in due course.

           25. DURATION AND TERMINATION. This Agreement shall continue in effect until two years from the date thereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Company's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to LTCB or by 60 days' written notice to the Company, except as provided in paragraph 29. Upon any termination of this Agreement, pending appointment of a successor to LTCB or vote of the Shareholders of the Company to dissolve or to function without a custodian of its cash, securities or other property, LTCB shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) as a custodian for the Company to be held under terms similar to those of this Agreement, provided, however, that LTCB shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a charge on or against the properties of the Company then held by LTCB or on or against LTCB and until full payment shall have been made to LTCB of all of its fees, compensation, costs and expenses.

           26. NOTICES. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to LTCB at LTCB's address, 165 Broadway, New York, New York 10006, marked for the attention of Trust Administration and Operation Division (or its successor); (b) if to the Company, at 237 Park Avenue, New York, New York 10017; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. A Notice may be sent by first-class mail, in which case it shall be deemed to have BEEN GIVEN five days after it is sent, if sent by facsimile sending device, it shall be deemed to have been given immediately, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

           27. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

           28. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

           29. DELEGATION. On thirty (30) days' prior written notice to the Company, LTCB may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of LTCB, provided (i) the delegate agrees with LTCB to comply with all relevant provisions of the 1940 Act; (ii) LTCB and such delegate shall promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the delegation, including (without limitation) the capabilities of the delegate;
(iii) the delegation of such duties shall not relieve LTCB of any of its duties hereunder; and (iv) if the Company notifies LTCB within such thirty (30) day period of its objection to such delegation and LTCB, notwithstanding such notification of objection, assigns its rights and delegates, its duties thereunder, then the Company may terminate this Agreement immediately or upon such notice as the Company, in its sole discretion determines, without complying with the sixty (60) days' notice prescribed by Paragraph 25 hereof.

           30. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           31. MISCELLANEOUS.

           This Agreement embodies the entire agreement and understanding between the PARTIES HERETO, AND supersedes all prior agreements and understandings relating to the subject matter HEREOF, PROVIDED that the PARTIES HERETO MAY EMBODY in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

           32. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

                         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers designated below on the day and year first above written.


                                            MINERVA FUND, INC.

Attest: /s/ Michael Appetton                By: /s/ John T. Pileggi
       ---------------------                    ------------------------
       Michael Appetton                         John J. Pileggi
                                                Title: President and Treasurer



                                            LTCB TRUST COMPANY

Attest: /s/ Barbara Berelaqua               By: /s/ Helmut Langefeld
       --------------------------               ------------------------
       Barbara Berelaqua                        Helmut Langefeld
       Vice President                           Title: Executive Vice President